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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                    Commission File Number  000-28105

                                 GETTHERE INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              4045 Campbell Avenue, Menlo Park, California 94025
                                 (650) 752-1500
      (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                    COMMON STOCK, $0.0001 PAR VALUE PER SHARE
             (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                     None
       (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
                     REPORTS UNDER SECTION 13(a) OR 15(d) REMAINS)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)   /X/        Rule 12h-3(b)(1)(ii)   / /
           Rule 12g-4(a)(1)(ii)  / /        Rule 12h-3(b)(2)(i)    / /
           Rule 12g-4(a)(2)(i)   / /        Rule 12h-3(b)(2)(ii)   / /
           Rule 12g-4(a)(2)(ii)  / /
           Rule 12h-3(b)(1)(i)   /X/        Rule 15d-6             / /

     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, GetThere Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

     DATE:  October 17, 2000          BY: /s/ Gadi Maier
          --------------------           ------------------------------
                                         GADI MAIER
                                          PRESIDENT